Strategic Partners Mutual Funds, Inc.
For the period ended 04/30/06
File number 811-08085


SUB-ITEM 77D
Policies With Respect to Security Investment


STRATEGIC PARTNERS MUTUAL FUNDS INC.
Strategic Partners Managed OTC Fund
Strategic Partners Technology Fund

PROSPECTUS DATED FEBRUARY 27, 2006
SUPPLEMENT DATED JUNE 9, 2006


In anticipation of upcoming mergers of Strategic Partners Managed OTC Fund and Strategic Partners Technology Fund (each a
Fund) into Jennison U.S. Emerging Growth Fund, Inc., generally the last day for purchases and exchanges into either Fund will be at the close of business on Tuesday, June 13, 2006 . Purchases and exchanges into these Funds after June 13, 2006 will be blocked subject to certain exceptions.